EXHIBIT 10.83

AMENDMENT TO PROMISSORY NOTE

AMENDMENT, DATED DECEMBER 5, 2018, TO 7% PROMISSORY NOTE, dated as of December 31, 2017, made by and between Progreen US, Inc., a Delaware corporation (the “Borrower”) and American Residential Fastigheter AB, a Swedish corporation (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such term in the Original Note.

WHEREAS, the Borrower and the Holder are parties to that certain 7% Promissory Note in the principal amount of $1,427,262, dated December 17, 2015 (the “Original Note”) issued by Borrower in redemption of the 8,534,625 shares of Series B Convertible Preferred Stock of Borrower (the “Series B Stock”) held by the Holder; and

WHEREAS, the Series B Stock has not been assigned by the Holder to the Borrower for cancellation, and on the stock books of Borrower Holder continues to be shown as the registered owner of the Series B Stock; and

WHEREAS, Article I of the Original Note provides that the principal amount of the Original Note is to be paid in installments on June 30, 2018, December 31, 2018 and June 30, 2018 (the latter date being referred to as the “Maturity Date”); and

WHEREAS, the Borrower and the Holder have agreed cancel the Series B Stock to complete the redemption of said Stock; to provide for waiver of any past defaults under the Original Note; that the entire principal amount of the Original Note shall be due and payable on the June 30, 2019 Maturity Date; and finally that the Borrower shall provide for payment to the Holder of all amounts due under the Original Note, as amended by this Agreement, from the proceeds of the Borrower’s Bridge Financing current in progress; and

WHEREAS, in accordance with the terms and conditions of the Original Note, the Borrower and the Holder hereby approve the amendment of the Original Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. By their respective execution of this Agreement, the Borrower and the Holder agree that Article I, Section 1.1 of the Original Note is hereby amended to read in its entirety as follows:

“All principal and accrued interest shall be paid in full on or before June 30, 2019 (the “Maturity Date”).”

  2. The Holder waives all defaults of Borrower, whether resulting from Borrower’s failure to make principal payments required under the terms of the Original Note, or otherwise under the Original Note, that may have occurred prior to the date of this Agreement; provided, that the Holder’s conversion rights under Section 2.3 of the Original Note upon the occurrence of an Event of Default (as defined in the Original Note) shall not be affected by this waiver and shall remain in full force and effect as provided in the Original Note.

3. The Holder shall advise Issuer Direct Corporation, the Transfer Agent for the Series B Stock, that the holder consents to cancellation of the Series B Stock and the removal of the Series B Stock from the stock records of the Borrower and has no further claim to the shares of Series B Stock.

4. The Borrower agrees to provide for payment to the Holder of all amounts due under the Original Note, as amended by this Agreement, as of the date of payment of such amounts, from the proceeds received by Borrower at the closing of the Borrower’s Bridge Financing currently in progress.

5. Except as expressly provided herein, the Original Note shall continue in full force and effect.

PROGREEN US, INC.

By:	/s/ Jan Telander
Name:	Jan Telander
Title:	CEO/Chairman

American Residential Fastigheter AB

By:	/s/ Michael Lindstrom
Name:	Michael Lindstrom
Title:	CEO